EXHIBIT 99.1

KEY TRONIC ANNOUNCES LITIGATION SETTLEMENT

Spokane, WA – October 24, 2002—Key Tronic Corporation (Nasdaq: KTCC), announced today that the Company has reached a settlement of the litigation with F&G Scrolling Mouse LLC (hereafter called “F&G”).

Under the terms of the settlement, Key Tronic has agreed to pay F&G a total of $7.0 million. The Company will make an initial payment to F&G of $2.5 million, as well as make quarterly payments to F&G of $200,000 or 50% of Key Tronic’s operating income, whichever is greater, until the total payment of $7.0 million has been made, provided the total payment is completed by December 15, 2005.

If the total of $7.0 million is not paid by 12/15/2005, the total settlement amount increases on 12/15/2005 to $7.6 million. If payment of $7.6 million is not completed by 12/15/2006 the total settlement amount increases to $8.2 million. If payment of $8.2 million is not completed by 12/15/2007 the total settlement amount increases to $8.8 million. If payment of $8.8 million is not completed by 12/15/2008 the total settlement amount increases to $9.7 million. If payment of $9.7 million is not completed by 12/15/2009 the total settlement amount increases to $10.6 million. If payment of $10.6 million is not made by 12/15/2010 the total settlement amount increases to $11.5 million. Any unpaid balance remaining at 12/15/2011 will accrue interest thereafter at prime plus 1½% per annum until paid. As part of the settlement agreement the Company has agreed to dismiss its appeal currently pending before the U.S. Court of Appeals for the 9th Circuit.

“Even though we believe that our appeal of the judgment in this litigation would be successful, we made the pragmatic decision to settle this matter because of the uncertainty of the outcome and limiting effect it has had on our business,” said Jack Oehlke, President and Chief Executive Officer. “We thank our customers and suppliers for their support during this time. We believe this settlement will not only allow us to continue normal operations and meet our financial obligations but also allow us greater opportunity to execute our growth strategy.”

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, Ireland and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its beliefs with respect to the impact of the settlement on operations and execution of its growth strategy. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in the forward-looking statements, including risks and uncertainties detailed from time to time in the Company’s SEC filings.